UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               SCHEDULE 13G

                UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO. _____________) *

                           Detection Systems, Inc.
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                           (Name of Issuer)

                                 COM
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                     (Title of Class of Securities)

                             250644 10 1
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                            CUSIP Number

                         December 31, 1999
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

      [x] Rule 13d-1(b)

      [_] Rule 13d-1(c)

      [_] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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CUSIP No. 250644 10 1
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________________________________________________________________________________
                   John G. Ullman & Associates, Inc.

1. NAMES OF REPORTING PERSONS. USGM Securities, Inc.
   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).
   16-1113141; 16-1276734
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

    (A)   X
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    (B) ------------------------------------------------------------------------
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3. SEC USE ONLY
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4. CITIZENSHIP OR PLACE OF ORGANIZATION     New York
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NUMBER OF     5. SOLE VOTING POWER    0,0
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SHARES BENE-

FICIALLY      6. SHARED VOTING POWER  0,0
              __________________________________________________________________
OWNED BY EACH

REPORTING     7. SOLE DISPOSITIVE POWER  344,371; 13,085

              __________________________________________________________________

PERSON WITH:  8. SHARED DISPOSITIVE POWER  0,0

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9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 344,371 13,085

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE iNSTRUCTIONS)

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.66 (for the group)

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12. TYPE OF REPORTING PERSON (See Instructions) IA: BD
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